EXHIBIT 10.1
February 24, 2006
Mr. Manuel Villafaña
CABG Medical, Inc.
14505 — 21st Avenue North, Suite 212
Minneapolis, MN 55447-5602
Dear Mr. Villafaña:
     You have advised CABG Medical, Inc. (“CABG”) that you desire to forego the payment of $247,500 you were to be paid for agreeing to terminate your June 17, 2003 Change of Control Agreement and to amend your specific-term Employment Agreement to an at-will Employment Agreement. In addition, you have agreed to forego the payment of a $50,000 stay bonus for continuing your CABG employment until there is shareholder approval of a dissolution or the consummation of a business combination. You and CABG have agreed that your Employment Agreement and Change of Control Agreement will not be enforced by you in any respect in the event of a shareholder-approved dissolution of CABG. You and CABG have further agreed that your Employment Agreement and Change of Control Agreement will be effective only in the event of a business combination.
     The items set forth below reflect the specific terms of the foregoing understandings:
1.	This Agreement shall be effective as of February 24, 2006.

2.	The February 8, 2006 Discharge and Termination Agreement regarding “Change in Control” Letter Agreement is hereby nullified, and the June 17, 2003, Change of Control Agreement is hereby reinstated in its entirety, subject to the Amendment attached hereto as Exhibit A.

3.	The February 8, 2006 Letter Agreement agreeing to pay you a stay bonus is hereby nullified in its entirety.

4.	The Amendment dated February 8, 2006 to your Employment Agreement is hereby nullified in its entirety.

5.	Your Employment Agreement will continue in effect in accordance with its terms and conditions, subject to the Amendment attached hereto as Exhibit B.

6.	By signing this Agreement, you agree to sign the above-described Exhibits A and B.

7.	This Agreement may be used by either party in a court of law to assist their interpretation of the Employment and Change of Control Agreements. In interpreting either of these Agreements, neither of the parties may invoke the Parole Evidence Rule to restrict the other party from introducing this Agreement as evidence of intent in a court of law.

8.	For good and valuable consideration, you release and forever discharge the Company of and from any obligations, claims, actions and liability arising in connection with change of control and severance payments in the event of a dissolution or liquidation of the Company.

CABG MEDICAL, INC.

/s/ John Babitt
By: John Babitt, Chief Operating Officer
Agreed to this 28th day of February, 2006
/s/ Manuel A. Villafaña
Manuel A. Villafaña

Exhibit A
Mr. Manuel A. Villafaña
CABG Medical, Inc.
14505 — 21st Avenue North, Suite 212
Minneapolis, MN 55447-5602
Dear Mr. Villafaña:
          This letter agreement (“Agreement”) confirms in writing the oral agreement which you and CABG Medical, Inc. entered into on February 24, 2006, regarding your Change of Control Agreement dated June 17, 2003. The terms of this Agreement are as follows:
1.	The Amendment to the Change of Control Agreement dated February 8, 2006 discharging and terminating the Change in Control Agreement is hereby nullified, and the June 17, 2003, Change of Control Agreement is hereby reinstated in its entirety subject to the amendment set forth in Paragraph 2 below.

2.	Section 2(d) of the Change of Control Agreement is hereby deleted, and hereafter the Change of Control Agreement and the payments thereunder will no longer apply to a situation where there is approval by the shareholders of any plan for the dissolution or liquidation of the Company.

3.	The effective date of this Agreement is February 24, 2006.

4.	For good and valuable consideration, you release and forever discharge the Company of and from any obligations, claims, actions and liability arising in connection with change of control payments in the event of a dissolution or liquidation of the Company.
          Please sign both copies of this letter agreement and return one signed copy of this letter which will constitute and agreement on this subject.

CABG Medical, Inc.

By: John L. Babitt, Chief Operating Officer

Agreed to this 28th day of February, 2006

Manuel A. Villafaña

Exhibit B
AMENDMENT TO EMPLOYMENT AGREEMENT
EFFECTIVE DATE: February 24, 2006

PARTIES:	CABG Medical, Inc. (“Company”) Manuel A. Villafaña (“Employee”)
          WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated December 31, 2004 (hereinafter “Employment Agreement”);
          WHEREAS, the parties agreed to amend the Employment Agreement on February 8, 2006 (the “Amendment”); and
          WHEREAS, Company and Employee desire to nullify the Amendment in its entirety and to amend the Employment Agreement in certain respects.
          NOW, THEREFORE, Company and Employee agree that effective as of the date and year written above the following Amendment shall be made a part of the Employment Agreement:
1.	The Amendment to Employment Agreement dated February 8, 2006, is hereby nullified in its entirety.

2.	Section 3 of the Employment Agreement dated December 31, 2004, is hereby amended by adding a new third paragraph to Section 3, as follows:

It is understood by the parties hereto that in the event of a statutory dissolution or liquidation of the Company, the Employment Agreement will be terminated concurrently with the approval by the shareholders of the Company of such dissolution or liquidation, without notice to Employee; provided, however, that Employee may continue to be employed by the Company on an at-will basis during the process of completing the dissolution or liquidation. In addition, Employee’s obligations under Sections 5 and 6 of the Employment Agreement will continue in the event of such termination, but Mr. Villafaña will not be subject to the duties set forth in Section 7 of the Employment Agreement, and there will be no obligation of the Company to make the payments to Employee described in Section 7(c) thereof.

3.	This Amendment is effective as of February 24, 2006.

4.	For good and valuable consideration, you release and forever discharge the Company of and from any obligations, claims, actions and liability arising in connection with severance payments or other payments related to your

Employment Agreement in the event of a dissolution or liquidation of the Company.
     This Amendment shall be attached to and be a part of the Employment Agreement between CABG Medical, Inc. and Manuel A. Villafaña dated December 31, 2004.
     Except as set forth herein, the Employment Agreement shall remain in full force without modification.
     In consideration of the mutual covenants contained herein, the parties have executed this Amendment effective as of the date and year above written.

CABG MEDICAL, INC.

By:

Its:

MANUEL A. VILLAFANA